                                                                    EXHIBIT 2.2

                               SUPPORT AGREEMENT

  SUPPORT AGREEMENT, dated as of October 5, 1997, between Guidant Corporation, an Indiana corporation ("Guidant"), and the undersigned stockholders of EndoVascular Technologies, Inc., a Delaware corporation ("EVT") (the "Stockholders," each a "Stockholder").

  WHEREAS, as of the date hereof, each of the Stockholders own (either beneficially or of record) that amount of shares of common stock, par value $0.00001 per share ("EVT Common Stock"), of EVT as set forth opposite such Stockholder's name on Schedule A attached hereto (all such shares and any shares hereafter acquired by the Stockholder prior to the termination of this Agreement being referred to herein as the "Shares");

  WHEREAS, concurrently herewith, Guidant, Ski Acquisition Corp. ("Merger Sub") and EVT are entering into an Agreement and Plan of Merger (as such Agreement may hereafter be amended from time to time, the "Merger Agreement"), pursuant to which, upon the terms and subject to the conditions thereof, Merger Sub will be merged with and into EVT (the "Merger"), and the Surviving Corporation (as defined in the Merger Agreement) will be a wholly owned subsidiary of Guidant; and

  WHEREAS, as a condition to the willingness of Guidant to enter into the Merger Agreement, Guidant has requested that the Stockholders agree, and, in order to induce Guidant to enter into the Merger Agreement, the Stockholders have agreed, to grant Guidant proxies to vote such Stockholder's Shares;

  NOW, THEREFORE, in consideration of the premises and of the mutual representations, warranties, covenants and agreements set forth herein and in the Merger Agreement, the parties hereto, intending to be legally bound, hereby agree as follows:

                                   ARTICLE 1

  1.1 Voting of Shares. Until the termination of this Agreement in accordance with Section 4.13 hereof, each Stockholder hereby agrees as follows:

    (a) The Stockholder shall, including by initiating a written consent solicitation if requested by Guidant, vote (or cause to be voted) the Shares in favor of the Merger, the approval and adoption of the Merger Agreement and the approval of the other transactions contemplated by the Merger Agreement, at any meeting of stockholders of EVT called to vote upon the Merger and the Merger Agreement or at any adjournment thereof or in any other circumstances upon which a vote, consent or other approval (including by written consent) with respect to the Merger and the Merger Agreement is sought (the "Special Meeting").

    (b) The Stockholder, and any beneficiary of a revocable trust for which the Stockholder serves as trustee, shall not take any action to revoke or terminate such trust or take any other action which would restrict, limit or frustrate the Stockholder's right to vote the Shares on behalf of such trust in accordance with this Agreement. Each such beneficiary hereby acknowledges and agrees to be bound by the terms of this Agreement applicable to it.

  1.2 Grant of Irrevocable Proxy; Appointment of Proxy. (a) The Stockholder hereby irrevocably grants to, and appoints, Guidant and James M. Cornelius, Ronald W. Dollens and J.B. King, in their respective capacities as officers of Guidant, and any individual who shall hereafter succeed to any such office of Guidant, and each of them individually, the Stockholder's proxy and attorney-in-fact (with full power of substitution), for and in the name, place and stead of the Stockholder, to vote the Shares, or grant a consent or approval in respect of the Shares, in favor of adoption of the Merger Agreement.

    (b) The Stockholder represents that any proxies heretofore given in respect of the Shares are not irrevocable, and that all such proxies are hereby revoked. The Stockholder hereby affirms that the irrevocable proxy set forth in this Section 1.2 is given in connection with the execution of the Merger Agreement, and that such irrevocable proxy is given to secure the performance of the duties of the Stockholder under this Agreement. The Stockholder hereby further affirms that the irrevocable proxy is coupled with an interest and may under no circumstances be revoked. The Stockholder hereby ratifies and confirms all that such irrevocable proxy may lawfully do or cause to be done by virtue hereof. Such irrevocable proxy is executed and intended to be irrevocable in accordance with the provisions of Section 212(e) of the Delaware General Corporation Law (the "DGCL").

  1.3 Restrictions on Transfer and Conversion. (a) Until the close of business on the date of the Special Meeting, the Stockholder will not (i) sell, assign, transfer, pledge or otherwise dispose of any of its Shares, (ii) deposit its Shares into a voting trust or enter into a voting agreement or arrangement with respect to such Shares or grant any proxy with respect thereto, or (iii) enter into any contract, option or other arrangement or undertaking with respect to the direct or indirect acquisition or sale, assignment, transfer or other disposition of any EVT Common Stock.

    (b) If, at the time the Merger Agreement is submitted for approval to the stockholders of EVT, the Stockholder is an "affiliate" of EVT for purposes of Rule 145 under the Securities Act of 1933, as amended, or for purposes of qualifying the Merger for pooling of interests accounting treatment under Accounting Principles Board Opinion No. 16 and applicable Securities and Exchange Commission ("SEC") rules and regulations, the Stockholder shall deliver to Guidant on or prior to the Closing Date (as defined in the Merger Agreement) a written agreement substantially in the form attached as Exhibit A to the Merger Agreement.

    (c) The Stockholder agrees to tender to Ski, within 10 business days after the date hereof (or, in the event the Shares are acquired subsequent to the date hereof within 10 business days after the date of such acquisition), any and all certificates representing the Shares in order that Ski may inscribe upon such certificates the legend in accordance with
  Section 5.14 of the Merger Agreement, if such legend is required by law to be placed upon such certificates.

                                   ARTICLE 2

  2.1 Authority. The Stockholder has all requisite power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly authorized, executed and delivered by the Stockholder and constitutes a valid and binding obligation of the Stockholder enforceable against the Stockholder in accordance with its terms. If the Stockholder is a natural person and is married, and the Shares constitute community property or otherwise require spousal or other approval for this Agreement to be legal, valid and binding, this Agreement has been duly authorized, executed and delivered by, and constitutes a valid and binding agreement of, the Stockholder's spouse, enforceable against such spouse in accordance with its terms. No trust of which the Stockholder is a trustee requires the consent of any beneficiary to the execution and delivery of this Agreement or to the consummation of the transactions contemplated hereby.

  2.2 The Shares. The Stockholder is the record and beneficial owner of or is trustee of a trust that is the record holder of, and whose beneficiaries are the beneficial owners of, and has good and marketable title to, the Shares, free and clear of any Liens whatsoever. The Stockholder does not own, of record or beneficially, any shares of capital stock of EVT other than as set forth on Schedule A. The Stockholder has the sole right to vote the Shares, and none of such Shares is subject to any voting trust or other agreement, arrangement or restriction with respect to the voting of such Shares, except as contemplated by this Agreement.

  2.3 No Violation. Neither the execution and delivery by the Stockholder of this Agreement nor the consummation by the Stockholder of the transactions contemplated hereby in accordance with the terms hereof, will: (i) conflict with, or result in a breach of any provision of the Certificate of Incorporation or Bylaws (or other comparable organizational documents, if any) of the Stockholder; (ii) violate, conflict with, result in a breach of any provision of, constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, any trust agreement, loan or credit agreement, bond, note, mortgage, indenture, lease or other contract, agreement, obligation, commitment, arrangement, understanding, instrument, permit, concession, franchise, license, statute, law, ordinance, rule, regulation, judgment, order, notice or decree, applicable to the Stockholder or to the Stockholder's property or assets, including the Shares; (iii) other than the expiration or termination of the waiting periods under the HSR Act (as defined in the Merger Agreement) and informational filings with the SEC, require any filing with, or permit, authorization, consent or approval of, any Federal, state or local government or any court, tribunal, administrative agency or commission or other governmental and regulatory authority or agency, domestic or foreign, or (iv) violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Stockholder or any of the Stockholder's properties or assets, including the Shares.

                                   ARTICLE 3

  3.1 No Solicitation. Prior to the Effective Time (as defined in the Merger Agreement), (a) the Stockholder shall not, and shall not permit any agents and representatives (including, without limitation, any investment banker, attorney or accountant retained by it) to, initiate, solicit or encourage, directly or indirectly, any inquiries or the making or implementation of any proposal or offer (including, without limitation, any proposal or offer to EVT's shareholders) with respect to an Alternative Proposal (as defined in the Merger Agreement) or engage in any negotiations concerning, or provide any confidential information or data to, or have any discussions with, any person relating to an Alternative Proposal, or otherwise facilitate any effort or attempt to make or implement an Alternative Proposal and (b) the Stockholder will notify Guidant immediately in writing if any such inquiries or proposals are received in writing by, any such information is requested from, or any such negotiations or discussions are sought to be initiated or continued with, it. Nothing in this section 3.1 shall preclude any Stockholder who is also a director of EVT from taking any action solely in his capacity as a director of EVT which is permitted by Section 5.1 of the Merger Agreement.

                                   ARTICLE 4

  4.1 Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made as of the date delivered, mailed or transmitted, and shall be effective upon receipt, if delivered personally, mailed by registered or certified mail (postage prepaid, return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like changes of address) or sent by electronic transmission to the telecopier number specified below:

    If to Guidant:

    Guidant Corporation
    111 Monument Circle, 29th Floor
    Indianapolis, Indiana 46204-5129
    Attention: General Counsel

    with a copy to:

    Dewey Ballantine LLP
    1301 Avenue of the Americas
    New York, New York 10019-6092
    Attention: Bernard E. Kury, Esq.
               Jonathan L. Freedman, Esq.

    If to the Stockholder, to the address indicated on Schedule A attached hereto for each respective Stockholder.

    with a copy to:

    Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP
    155 Constitution Drive
    Menlo Park, CA 94025
    Attention: Robert V. Gunderson, Jr., Esq.
               Brooks Stough, Esq.

  4.2 Certain Events. The Stockholder agrees that this Agreement and the obligations hereunder shall attach to the Shares and shall be binding upon any person or entity to which legal or beneficial ownership of such Shares shall pass, whether by operation of law or otherwise, including the Stockholder's heirs, guardians, administrators or successors. In the event of any stock split, stock dividend, merger, reorganization, recapitalization or other change in the capital structure of EVT affecting the EVT Common Stock, or the acquisition of additional shares of EVT Common Stock or other voting securities of EVT by the Stockholder, the number of Shares listed herein shall be adjusted appropriately and this Agreement and the obligations hereunder shall attach to any additional shares of EVT Common Stock or other voting securities of EVT issued to or acquired by the Stockholder.

  4.3 Assignment; Binding Effect. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. Nothing in this Agreement, expressed or implied, is intended to confer on any person other than the parties hereto or their respective heirs, successors, executors, administrators and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement.

  4.4 Entire Agreement. This Agreement constitutes the entire agreement of the parties and supersedes all prior agreements and undertakings, both written and oral, between the parties, or any of them, with respect to the subject matter hereof.

  4.5 Amendments. This Agreement may not be amended except by an instrument in writing signed by each of the parties hereto.

  4.6 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to principles of conflicts of laws.

  4.7 Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of the United States having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties hereto waives any right to trial by jury with respect to any claim or proceeding related to or arising out of this Agreement or any of the transactions contemplated hereby.

  4.8 Voidability. If prior to the execution hereof, the Board of Directors of EVT shall not have duly and validly authorized and approved by all necessary corporate action, this Agreement, the Merger Agreement and the transactions contemplated hereby and thereby, so that by the execution and delivery hereof Guidant would become, or could reasonably be expected to become an "interested stockholder" with whom EVT would be prevented for any period pursuant to
Section 203 of the DGCL from engaging in any "business combination" (as such terms are defined in Section 203 of the DGCL), then this Agreement shall be void and unenforceable until such time as such authorization and approval shall have been duly and validly obtained.

  4.9 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

  4.10 Public Announcements. Except as required by law, the Stockholder shall not issue any press release or other public statement with respect to the transactions contemplated by this Agreement and the Merger Agreement without the prior written consent of Guidant.

  4.11 Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

  4.12 Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which, taken together, shall constitute one and the same agreement.

  4.13 Termination. This Agreement shall terminate automatically immediately following the earlier of (i) termination of the Merger Agreement and (ii) the closing of the Merger.

  IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

                                          Guidant Corporation


                                          By:         /s/ Jay Watkins
                                             ----------------------------------
                                            Name: F. Thomas (Jay) Watkins, III
                                            Title: Vice President

                                          Menlo Evergreen V, L.P.
                                          Menlo Ventures IV, L.P.
                                          By MV Management IV, L.P. General
                                           Partner


                                          By:    /s/ H. DuBose Montgomery
                                             ----------------------------------
                                            H. DuBose Montgomery,
                                            General Partner

                                          H. DuBose Montgomery

                                                 /s/ H. DuBose Montgomery
                                          -------------------------------------
                                            H. DuBose Montgomery

                                          W. James Fitzsimmons

                                                  /s/ W. James Fitsimmons
                                          -------------------------------------
                                            W. James Fitzsimmons

                                          Vaughn Bryson

                                                     /s/ Vaughn Bryson
                                          -------------------------------------
                                            Vaughn Bryson

                                          Tony R. Brown

                                                     /s/ Tony R. Brown
                                          -------------------------------------
                                            Tony R. Brown

                                   SCHEDULE A

       SHAREHOLDER                                                  SHARES OWNED
       -----------                                                  ------------
       DuBose Montgomery...........................................     33,325
       c/o Menlo Ventures
       3000 Sand Hill Road
       Building 4, Suite 100
       Menlo Park, CA 94025
       Menlo Ventures and its affiliated entities..................  2,107,921
       3000 Sand Hill Road
       Building 4, Suite 100
       Menlo Park, CA 94025
       Vaughn Bryson...............................................     23,809
       800 Pembroke Court
       Vero Beach, FL 32963
       Tony R. Brown...............................................     26,190
       6605 Canyon Hill Road
       Anaheim Hills, CA 92807
       James Fitzsimmons*..........................................     49,613

      * c/o EndoVascular Technologies, Inc.
      1360 O'Brien Drive
      Menlo Park, California 94025